Exhibit 10.39

Disney Severance Pay Plan

As Amended
Effective January 1, 2023

ii

SECTION 1. - INTRODUCTION

The Walt Disney Company (“Disney”) adopted the Disney Severance Pay Plan (hereinafter “Plan”) originally effective as of May 15, 2001. The Plan was subsequently amended and restated, effective as of January 1, 2009, and amended effective as of January 1, 2015 and January 1, 2020. The Plan was most recently amended and restated, effective as of January 1, 2023.
The Plan provides severance benefits under the circumstances described below to eligible employees (referred to as “Eligible Employees”) of Disney and certain of its subsidiaries and Affiliates.

SECTION 2. - DEFINITIONS AND INTERPRETATIONS

The following definitions and interpretations of important terms apply to the Plan:

(a)Affiliate. A company or business organization which is affiliated with the Company as defined under Securities and Exchange Commission Rule 144(a)(1), as amended from time to time
(b)COBRA. Continuation health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985.
(c)Code. The Internal Revenue Code of 1986, as amended.
(d)Company. Disney and any subsidiary or other Controlled Group Member of Disney that, with the approval of the Plan Administrator and subject to such conditions as the Plan Administrator may impose, adopts the Plan. Any subsidiary or other Controlled Group Member will be considered to have adopted the Plan with the approval of the Plan Administrator if it takes significant action that is consistent with the adoption of the Plan, the Plan Administrator is aware of the action, and neither objects in writing to the action. The Plan Administrator or a subsidiary or Controlled Group Member may terminate the subsidiary or Controlled Group Member’s participation in the Plan by written notice to each other. An entity will cease to be part of the Company, and will cease to participate in the Plan, after the date on which it ceases to be a Controlled Group Member.
(e)Controlled Group Member. A member of a controlled group of corporations of which Disney is a member, or an unincorporated trade or business that is under common control with Disney, all as determined under the Sections 414(b) and 414(c) of the Code.
(f)Disney. The Walt Disney Company.
(g)Effective Date. January 1, 2023, the date this Plan was amended and restated.

(h)Eligible Employee. As of his or her Layoff Date, an Employee
(i)who is employed in an employment classification, department or origin identified by the Company as eligible for this Plan;
(ii)who does not have a personal services contract with the Company; and
(iii)who has not previously agreed either orally or in writing to waive eligibility for this Plan, as determined by the Plan Administrator based on Company records.
(i)Employee. Any person employed by the Company on or after the Effective Date as a regular, full-time employee on a payroll maintained in the United States but excluding any employee included in a unit of employees covered by a collective bargaining agreement between the Company and employee representatives unless such bargaining agreement provides for his or her inclusion hereunder. If a collective bargaining agreement does provide for inclusion of a represented employee, his or her participation hereunder will be subject to such modification in Plan terms as may be provided in the applicable collective bargaining agreement.
If a person is not treated by the Company as an employee, as conclusively evidenced by failure to withhold taxes from payment made for services rendered, then such person is not considered an Employee under this Plan even if the person is determined to have been a common law employee of the Company by a court of law, a governmental agency or by any other body or means.
(j)Employment Position. The classification of an Employee by management level and job responsibility as either a “Salaried or Hourly Employee”, a “Manager”, a “Director” or a “Vice President or Above”. An Employee’s Employment Position will be determined by the Plan Administrator in its sole and absolute discretion, taking into consideration the following attributes:
Salaried or Hourly Employee: An Employee who is neither a Vice President or Above, a Director or a Manager.
Manager: An Employee with a management level of manager, with program eligibility (other than this Plan) consistent with that of a manager, or with a job responsibility comparable to that of a manager.
Director: An executive-level Employee with a management level of director, with program eligibility (other than this Plan) consistent with that of a director, or with a job responsibility comparable to that of a director.
Vice President or Above: An executive-level Employee with a management level of vice president or higher, with program eligibility (other than this Plan) consistent with that of a vice president or higher position, or with a job responsibility of a vice president or higher position.

For the avoidance of doubt, a job title (such as “manager” or “director”) alone is not determinative of an Employee’s classification (for example, as a Manager or Director) hereunder.
(k)ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.
(l)Layoff. The involuntary termination of employment of an Eligible Employee from the Company where the Eligible Employee was willing and able to continue performing services under the terms set by the Company, except for reasons of poor performance or misconduct. Notwithstanding the foregoing, in no event will an involuntary termination of employment be considered a Layoff if such involuntary termination does not qualify as a “separation of service” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A–1(h).
(m)Layoff Date. An Eligible Employee’s last day of employment on account of his or her Layoff.
(n)Participant. An Eligible Employee who meets the requirements for benefits under the Plan, as set forth in Section 3 of the Plan (entitled “How Do You Become Eligible for Benefits?”) An individual will cease being a Participant once payment of all severance pay and other benefits due to such individual under the Plan has been completed and no person will have any further rights under the Plan with respect to such former Participant.
(o)Plan Administrator. The Investment and Administrative Committee of the Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan.
(p)WARN Act. Worker Adjustment and Retraining Notification Act.
(q)Weekly Base Pay. An Eligible Employee’s weekly rate of salary or wages as of his or her Layoff Date, as reflected in the records maintained by the Company’s payroll department, and will (i) include any salary reduction contributions made on his or her behalf to any plan of the Company, or pursuant to a collective bargaining agreement, under Section 125 or 401(k) of the Code , and (ii) exclude bonuses, overtime pay, temporary assignment shift differentials, incentive compensation, Company contributions to or benefits paid from any employee retirement or welfare plan (other than salary reduction contributions to such a plan), and other additional compensation or benefits provided by the Company and, except as provided below, commissions.
If a significant portion of an Eligible Employee’s compensation is sales-based commissions, as determined by the Plan Administrator in its sole and absolute discretion, then the Employee’s Weekly Base Pay will include any commissions actually paid (and not merely accrued) to him or her by the Company during the last 24 full calendar month period of his or her last continuous period of employment with the Company prior to his or her Layoff Date, divided by 104. If an Eligible Employee’s last continuous period of employment with the Company is less than 24 full calendar months, then the amount to be included in his or her Weekly Base Pay is the amount of sales-based commissions actually paid (and not merely accrued) to him or her by the Company during the number of full calendar months of his or her last continuous period of employment with the Company prior to his or her Layoff Date, divided by the number of weeks within those full calendar months.
(r)Year of Service. The number of consecutive full 12 month periods of an Eligible Employee’s employment with the Company and any Controlled Group Member since his or her most recent hire date in which the Eligible Employee is paid by the Company or a Controlled Group Member for the performance of full-time services. Years of Service will be measured in full years and partial Years of Service will be disregarded. If the Company has a bridging of service policy, any prior employment recognized for the Eligible Employee under that policy will be recognized under this Plan and added to the Eligible Employee’s most recent period of employment to determine Years of Service except that Years of Service for which the Eligible Employee previously received severance pay from the Company or any Controlled Group Member pursuant to this Plan or any other severance or separation plan or program shall be disregarded.

SECTION 3. - HOW DO YOU BECOME ELIGIBLE FOR BENEFITS?

(a)Eligibility. You become eligible for benefits under the Plan (i.e., you become a “Participant”) if (i) you are an Eligible Employee, (ii) you are specifically designated by the Company, in its sole discretion as your employer and the settlor of the Plan, to be a Participant, and you are specifically informed in writing that you are a Participant, and (iii) your employment termination is a Layoff.
Notwithstanding anything in the Plan to the contrary, in no event will you be eligible for benefits under the Plan if following your termination of employment with the Company you receive an offer of employment from or promptly commence employment with any entity that either: (i) assumes operation or functions formerly carried out by the Company, or (ii) is an Affiliate of the Company.
(b)Changed Decisions. The Company has the right to cancel a Layoff or reschedule a Layoff Date at any time before your employment terminates. You will not become eligible for benefits under this Plan if, before the Layoff Date specified by the Company, (i) your Layoff Date is cancelled, (ii) you voluntarily terminate employment or cease to be willing and able to continue performing services, or (iii) your employment is terminated on account of poor performance or misconduct.

SECTION 4. - WHAT ARE YOUR BENEFITS UNDER THE PLAN?

If you are eligible for benefits under the Plan (i.e., you become a Participant), your benefits under the Plan will be as follows, except as provided in an Appendix applicable to an Eligible Employee’s participating employer:

(a)Severance Pay. You will be entitled to receive severance pay under the Plan based on your Employment Position and Years of Service as of your Layoff Date, and which will be equal to the number of weeks determined in accordance with whichever of the following schedules is applicable to you, multiplied by your Weekly Base Pay:

Salaried or Hourly Employee

Years of Service	Severance Pay
Less than 5 years	4 weeks
5 or more years	1 week for each Year of Service, to a maximum of 52 weeks

Manager

Years of Service	Severance Pay
Less than 5 years	6 weeks
5 or more years	4 weeks plus 1 week for each Year of Service, to a maximum of 52 weeks

Director

Years of Service	Severance Pay
Less than 5 years	13 weeks
5 or more years	6 weeks plus 2 weeks for each Year of Service, to a maximum of 52 weeks

Vice-President or Above

Years of Service	Severance Pay
Less than 5 years	26 weeks
5 or more years	18 weeks plus 2 weeks for each Year of Service, to a maximum of 52 weeks

(b)Continued Health Care Coverage and COBRA. If you are participating in a Company health care plan at your Layoff Date, you will be eligible to continue health care coverage under this Plan for yourself and your eligible Spouse, Domestic Partner and/or other dependents, as applicable, for the length of your Health Care Coverage Period for you and, as applicable, your eligible dependents and Domestic Partner, under the same contribution rates, terms and conditions of the health care plan applicable to you. If you elect such coverage, during your Health Care Coverage Period, your contributions will be those charged for the same coverage to similarly situated active employees under the Company health care plan applicable to you. Your “Health Care Coverage Period” is four weeks if you have less than five Years of Service as of your Layoff Date or one week for each Year of Service, up to a maximum of 52 weeks, if you have five or more Years of Service as of your Layoff Date. After your Health Care Coverage Period, your COBRA coverage or continued coverage under COBRA for your eligible Spouse, Domestic Partner or other dependents under the Company health care plan applicable to you will commence, and your cost for such coverage will be the COBRA cost charged for that coverage to other similarly situated terminated employees under the Company health care plan applicable to you. The length and terms of your COBRA coverage will be governed by the Company health care plan applicable to you. Your eligibility for COBRA continuation of any flexible spending account or similar benefit will be limited under this Plan and the Company health care plan applicable to you to the COBRA period specified by the Company health care plan applicable to you and will not be extended by your Health Care Coverage Period. This Plan’s continued health care coverage will be provided through a separate plan within the Disney Signature Benefits Plan.
In addition, whether or not you participate in a Company health care plan following your Layoff Date, you will remain eligible for the Company’s Employee Assistance Program and Personal Life Resources Personal Assistant Network for six months after your Layoff Date.
(c)Health Care Payment for Manager or Above. If you have a Severance Period that exceeds your Health Care Coverage Period, as determined under Section 4(b) above, you will receive a health care payment to help you defray the cost of COBRA coverage for the balance of your Severance Period. The cash payment will be determined based on the Company’s average projected cost of Signature Benefits Plan active employee health care coverage for the year of your Layoff (less applicable employee contributions) and will be paid on or as soon as practicable following your Layoff Date. If you are not enrolled for coverage under a Company health care plan as of your Layoff Date, you will not receive a health care payment. Your “Severance Period” is the number of weeks used to calculate your severance pay as specified in the schedule applicable to you under Section 4(a) above.
(d)Outplacement Support Benefits. The Company in its sole and absolute discretion may arrange to provide you with, and you may elect to utilize, outplacement counseling services from an outplacement firm selected by the Company. You must complete any outplacement program provided to you within one year after your Layoff Date. The Company will pay the full cost of any such outplacement services provided to you. Any payment for outplacement services shall be subject to the timing limitations of Section 7(h).

(e)Stay Bonus. In certain cases, you may be asked to stay with the Company for an extended period prior to your Layoff Date. In such case, the Company may elect, in its sole discretion, to offer you a stay bonus to induce you to remain at work until your Layoff Date. Any such offer by the Company will be made by means of a written stay bonus offer and may contain such contingencies or variations in Plan terms as the Company may determine. For example, a stay bonus may include increased severance pay or may be contingent upon your execution of an agreement releasing the Company from liability for any and all claims specified in the agreement. Any payment of stay bonus shall be subject to the timing limitations of Section 7(h).
(f)Other Benefits.
(i)Educational Reimbursement. Your Layoff will not affect your eligibility for tuition reimbursement under the Company’s Educational Reimbursement Program with respect to any class that you successfully complete and that you began attending with Company approval before your Layoff Date.
(ii)Relocation. You will not have to repay any relocation costs you may have otherwise owed the Company on account of premature termination of employment under a relocation agreement previously entered into between you and the Company.
Any payment for such other benefits shall be subject to the timing limitations of Section 7(h).
(g)Integration With Other Payments. If you are a Participant (that is, you receive benefits under the Plan), you will not be entitled to receive any other severance, separation, notice or termination payments on account of your employment with the Company or any other Controlled Group Member. In addition, benefits under this Plan are not intended to duplicate such benefits as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu- of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or similar benefits, damages or penalties under applicable laws, such as the WARN Act. Should such other benefits, damages or penalties be payable, benefits payable to a Participant under this Plan will be offset or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit damages, or penalty obligations. In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions of this Plan in doing so.
(h)Taxes. Employment and income taxes will be deducted or withheld from benefits under the Plan to the extent required by law, as determined by the Company.

SECTION 5. - HOW AND WHEN WILL AMOUNTS BE PAID?
Any severance pay payable under Section 4(a) above and any health care payment payable under Section 4(c) above will be paid to you in a single lump sum payment as soon as practicable following your Layoff Date, subject to the timing limitations of Section 7(h).

If you are rehired by the Company or any Controlled Group Member prior to the expiration of your Severance Period, you will be required to repay to the Company a portion of your severance pay under Section 4(a) and, if you received one, your health care payment under Section 4(c). The portion of your severance pay that you will be required to repay will be equal to your Weekly Base Pay multiplied by the number of weeks remaining in your Severance Period from and after your date or rehire by the Company or any Controlled Group Member. Your “Severance Period” is the number of weeks used to calculate your severance pay, as specified in the schedule applicable to you under Section 4(a) above. You will be required to repay the health care payment you received multiplied by fraction, the denominator of which is the number of weeks used to determine your health care payment, and the numerator is the denominator minus one for each week your rehire date is later than the end of your Health Care Coverage Period under Section 4(b).
Any other benefits provided to you under Section 4(b) and Sections 4(d) through 4(f) will be provided to you at the time and by the means specified in such Sections. If you are rehired by the Company or any Controlled Group Member, you will not be required to repay any benefits you received under Section 4(b) or Sections 4(d) through 4(f), but any provisions of a relocation agreement entered into between you and the Company which are still applicable will continue to apply during the period of your rehire and at your later termination of employment.

SECTION 6. - AMENDMENT AND TERMINATION

The Plan Administrator, acting in its nonfiduciary settlor capacity, reserves the right, in its sole and absolute discretion, to terminate, amend or modify the Plan, in whole or in part, at any time and for any reason, prospectively or retroactively and with or without advance notice. If the Plan is terminated, amended or modified, your right to participate in, or receive benefits under, the Plan may be changed or eliminated, regardless if benefits have already commenced or been fully paid to you.
If legislation is enacted enhancing Participants’ COBRA health care continuation rights or providing them other access to or subsidies for health care coverage, Plan benefits may be modified by the Plan Administrator (without amending the Plan), to reflect that legislation, as the Plan Administrator determines to be appropriate, acting in a nonfidicuary, settlor capacity. Modifications generally would result in the same overall level of health care or related benefits being provided under the Plan and applicable laws, as determined after taking the legislative changes into account (e.g., by reducing lump sum health care subsidies to the extent that the legislation makes them excessive, by requiring repayment of excessive amounts, etc.). By accepting Plan benefits, Participants agree to these and all other Plan terms.
Neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits hereunder, will be construed as giving to any Participant, Employee (or any beneficiary of either), or other person any legal or equitable right against the Company or any officer, director or employee thereof, and in no event will the terms and conditions of employment by the Company of any Employee be modified or in any way affected by the Plan. This Plan does not give any Employee any vested right to Plan benefits.

No individual may become entitled to additional benefits or other rights under the Plan after the Plan is terminated.

SECTION 7. - MISCELLANEOUS PROVISIONS

(a)Records. The records of the Company with respect to length of employment, employment history, reason for employment termination, base pay, absences, and all other relevant matters may be conclusively relied on by the Plan Administrator.
(b)Governing Law. This Plan is an employee welfare benefit plan that is regulated by ERISA, a federal law. To the extent, if any, that state laws apply to the Plan, California law shall apply (except to the extent it would require use of another state’s law).
(c)Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, the balance of the Plan shall remain in effect, unless it is amended or terminated as provided in Section 6.
(d)Incompetency. If the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator will determine, and will constitute a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan.
(e)Assignment and Alienation. Except as required by law, the benefits payable under this Plan will not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected will not be recognized.
(f)Plan Not a Contract of Employment. Nothing contained in the Plan will be held or construed to create any liability upon the Company to retain any Employee in its service. All Employees will remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect. Nothing in this Plan shall preclude the Company from terminating an Employee for any reason or no reason or preclude a person from being or continuing to be an at-will employee.
(g)Overpayments. If any overpayment is made under the Plan for any reason, the Plan Administrator will have the right to recover the overpayment. The Participant shall cooperate fully with the Plan and return any overpayment.
(h)Code Section 409A Compliance.
(i)Timing of Payments and Benefits. Any payment of severance pay or stay bonus made pursuant to this Plan shall be made within the time period permitted in order to satisfy the “short-term deferral” exception under section 409A of the Code and Treasury Regulation section 1.409A-1(b)(4). Any payment in respect of outplacement benefits or other reimbursements made pursuant to this Plan shall be made within the time period permitted in order to satisfy the requirements for such benefits to be exempt under Section 409A of the Code in accordance with Treasury Regulation Section 1.409A- 1(b)(9)(v).
(ii)Prohibition on Deferral or Acceleration. Neither the Company nor any Employee shall be permitted under the Plan take any action that would be considered a deferral of a payment under the Plan for the purposes of Section 409A of the Code and Treasury Regulation section 1.409A-2(b). Neither the Company nor any Employee shall be permitted under the Plan take any action that would be considered an acceleration of a payment or benefit under the Plan for purposes of Section 409A of the Code and Treasury Regulation section 1.409A-3(j).
(iii)Possible Delay of Payments. In the event that any payment or benefit under the Plan is determined to be a “deferral of compensation” within the meaning of Section 409A of the Code notwithstanding the terms and limitations hereof, and such payment or benefit is to be made to an Employee who is treated as a “Specified Employee” (within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-1(i)) then, solely as and to the extent required to comply with Section 409A of the Code, any such payment or benefit (or portion thereof) shall be made at the expiration of the six-month period following termination of employment, as provided in Treasury Regulation Section 1.409A-3(i)(2).
(iv)General 409A Compliance. To the extent applicable, it is intended that the Plan comply with the provisions of section 409A of the Code, and the Plan shall be construed and applied by the Plan Administrator in a manner consistent with this intent. Any provision that would cause any amount payable under the Plan to be includible in the gross income of a Employee under section 409A(a)(1) of the Code shall have no force or effect. The Plan may be amended by the Plan Administrator at any time in accordance with Section 6 hereof in order to comply with Section 409A of the Code. No provision of the Plan shall be construed as a representation or guarantee of any particular tax effect for the payments and benefits under the Plan, and neither Disney, the Plan nor the Plan Administrator shall have any liability or be responsible for any claim related to the incurrence by any Employee of any tax, interest expense, loss of tax benefit, or any other obligation or liability, in each case, arising under or related to Section 409A of the Code or any other provision of the Code.

SECTION 8. - WHAT ELSE DO YOU NEED TO KNOW ABOUT THE PLAN?

(a)Claim Procedure.

If you are a Participant in the Plan, you will automatically receive any benefits set forth under Section 4 of the Plan for which you are entitled. If you feel you have not been provided with all benefits to which you are entitled under the Plan, you may file a written claim with the Plan Administrator with respect to your rights to receive benefits from the Plan. You will be informed of the Plan Administrator’s decision with respect to your claim within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review your claim. If this occurs, you will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process your claim.
If your claim is denied, in whole or in part, you will be notified in writing of the specific reason for the denial, the exact Plan provision on which the decision was based, what additional material or information is relevant to your claim, and what procedure you should follow to get your claim reviewed again. If you are not notified within the 90-day (or 180-day, if so extended) period, you may consider your claim to be denied. In either case, you then have 60 days to appeal the decision to the Plan Administrator.
Your appeal must be submitted in writing. You may submit a written statement of issues and comments.
A decision as to your appeal will be made within 60 days after the appeal is received. Under special circumstances, the Plan Administrator may require an additional period of not more than 60 days to review your appeal. If this occurs, you will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which your appeal was received.
If your appeal is denied, in whole or in part, you will be notified in writing of the specific reason for the denial and the exact Plan provision on which the decision was based. The decision on your appeal will be final and binding on all parties and persons affected thereby. If you are not notified within the 60-day (or 120-day, if extended) period you may consider your appeal as denied.

(b)Plan Interpretation and Benefit Determination.
The Plan is administered and operated by the Plan Administrator, who has complete authority, in its sole and absolute discretion, to construe the terms of the Plan (and any related or underlying documents or policies), to interpret applicable law, to make findings of fact and to determine the eligibility for, and amount of, benefits due under the Plan to Participants or any persons claiming benefits derivatively through them. All such interpretations and determinations of the Plan Administrator (whether of fact or law) will be final and binding upon all parties and persons affected thereby. If challenged in a legal proceeding, the Plan Administrator’s interpretations and determinations will be reviewed under the most deferential abuse of discretion standard of review.
If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Plan Administrator.
This Section 8(b) may not be invoked by you or any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator.

(c)Your Rights Under ERISA.
As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants will be entitled to:

(i)examine, without charge, at the Plan Administrator’s office, and at other specified locations, all Plan documents; and
(ii)(ii) obtain copies of all Plan documents upon written request to the Plan Administrator, who may make a reasonable charge for the copies.
In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your Company or other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under this Plan or exercising your rights under ERISA. If your claim for a welfare benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. Within certain time limits specified under Section 8(a) (Claim Procedure), you have the right to have the Plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights.
For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
Provided you have exhausted all the claim review procedures of Section 8(a) and your claim for benefits hereunder was denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file a suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administrator, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

(d)Other Important Facts.

OFFICIAL NAME OF THE PLAN:        Disney Severance Pay Plan
SPONSOR:                     The Walt Disney Company
500 South Buena Vista Street
Burbank, CA 91521
EMPLOYER IDENTIFICATION
NUMBER (EIN):                95-4545390
PLAN NUMBER:                513
TYPE OF PLAN:                Employee Welfare Severance Benefit Plan
END OF PLAN YEAR:            December 31
TYPE OF ADMINISTRATION:        Employer Administered
PLAN ADMINISTRATOR:            Investment and Administrative Committee of The
Walt Disney Company Sponsored Qualified Benefit
Plans and Key Employees Deferred Compensation
and Retirement Plan
The Walt Disney Company
500 South Buena Vista Street
Burbank, CA 91521
(818) 560-1000
ORIGINAL EFFECTIVE DATE:        May 15, 2001
RESTATEMENT EFFECTIVE DATE:    January 1, 2023
The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions you may have about the Plan.
Service of legal process may be made upon the General Counsel of The Walt Disney Company at the address specified above.
All benefits under the Plan are paid out of the general assets of the Company. The Plan is not funded and has no assets.

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